Addendum to Purchase and Sale Agreement



         THIS ADDENDUM to that certain Purchase and Sale Agreement made by and between C.J.'s EQUIPMENT, INC. ("CJ's"), CHARLES MULCOCK, et ux. MARCETTA C. MULCOCK ("Mulcocks"), collectively referred to herein as "Sellers" and "New Mexico Implement Company, Inc".

         WHEREAS, the parties desire to amend Paragraphs, 1, 2 and 6 of the Purchase and Sale Agreement ("Agreement") executed contemporaneously herewith;

                              W I T N E S S E T H:

1. Paragraphs 1 and 2 of the Agreement are deleted as written and amended as follows:

         Furniture, Fixtures, Shop Tools and Equipment. Purchaser will pay to Sellers the sum of $175,000 for all of the furniture, computer data, customer list, service manuals, parts manuals, fixtures, shop tools and equipment described in Exhibits "A-1", "A-2," "B-1" and "B-2" and entitled respectively "Capital Assets, Artesia," "Capital Assets, Roswell," "Special Tools, Artesia" and "Special Tools, Roswell."

         A. The furniture, fixtures, shop tools and shop equipment described under this Paragraph 1 will not include the hardware bin with miscellaneous hardware and computer described as Item No. 14 and Items 1, 2 and 3 on Exhibit "A-1," five cellular telephones and associated telephone numbers and personal items of the sellers.

         B. Assets being purchased under this paragraph in addition to the assets described above will include the telephone number for CJ's, customer lists, parts history, service manuals and parts manuals.

         C.       No physical inventory will be conducted of CJ's.

         D. The purchase price under this paragraph shall be paid $ 125,000.00 at closing, with the balance to be paid as follows:
                  A promissory note in the amount of $50,000.00, interest free, with installments of $25,000.00 due and payable on the first day of January, 1998, and $25,000.00 due and payable on January 1, 1999.

2.       Paragraph 6 of the Agreement will be amended as follows:

6. Rolling Stock and Vehicles. Following closing of the sale as set forth herein, Seller and Purchaser will inspect the vehicles and items of rolling stock of Seller. Purchaser will make an offer to purchase each individual item to Seller and Seller will accept or reject Purchaser's offer for each item of rolling stock and vehicles.

3. This Addendum is incorporated by reference in the Agreement as if fully set forth therein.




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         EXECUTED this 1st day of July, 1997.


                                              C.J.'S EQUIPMENT, INC.

                                          By: /s/  Charles Mulcock
                                                Charles Mulcock, President


                                              /s/      Charles Mulcock
                                                Charles Mulcock, Individually


                                              /s/       Marcetta Mulcock
                                                Marcetta Mulcock, Individually


                                              NEW MEXICO IMPLEMENT COMPANY, INC.


                                          By: /s/   Paul Condit, President
                                                Paul Condit, President





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                           PURCHASE AND SALE AGREEMENT


         This Agreement made by and between C. J.'s Equipment, Inc. (hereinafter C.J's), Charles Mulcock, et ux. Marcetta C. Mulcock (hereinafter "Mulcocks"), P.
O. Box 1303, Artesia, New Mexico, (with CJ's and Mulcocks collectively referred to herein as "Sellers") and New Mexico Implement Company, Inc., a New Mexico corporation (hereinafter referred to as "Purchaser").

                                       I.

         Sellers shall sell to Purchaser and Purchaser shall purchase from Sellers, free from all liabilities and encumbrances, certain assets owned by Sellers and used in connection with Sellers' business, C.J.'s Equipment, Inc. of Artesia and Roswell, New Mexico. The sale includes certain items of Sellers' stock in trade, merchandise, furniture, fixtures, equipment, and all of Sellers' right, title and interest to the real property upon which Sellers' Artesia, New Mexico, place of business is located. The assets subject to this Purchase and Sale Agreement are specifically enumerated in the attached Exhibit A through D and Sellers specifically reserve unto themselves any and all property, items, and rights not expressly described on the attached exhibits.

                                       II.

         The purchase price to be paid to Sellers by Purchaser for the assets covered by this agreement is to be determined based on the following terms, conditions and amounts:

         1. Furniture and Fixtures: Purchaser will pay to Sellers the sum of $100,000.00 for the furniture and fixtures described on Exhibits "A-1" and "A-2" entitled "Capital Assets, Artesia," and "Capital Assets,
         Roswell," with the exception of Item No. 123 on Exhibit A-1, being Sellers' computer system, consisting of hardware and software, which is not subject to this Purchase and Sale Agreement. Immediately prior to closing, Purchaser and Sellers shall conduct a joint inventory to confirm the presence of the items listed on Exhibits "A-1" and "A-2" at Sellers' places of business. Should any items be missing and not locatable by the time of closing, the purchase price shall be adjusted by deducting from the $100,000.00 to be paid by Purchaser to Sellers an amount equal to 55% of the dollar amount shown for such missing item(s) in the "Cost New" column on Exhibits "A-1" and "A-2."

         2. Tools and Equipment: Purchaser will pay to Sellers the sum of $25,000.00 for the shop tools and equipment itemized on Exhibits "B-1" and "B-2" entitled "Special Tools, Artesia," and "Special Tools, Roswell." Prior to closing, Purchaser and Sellers shall conduct a joint inventory of the Special Tools located at Sellers' places of business. Should any itemized entries be missing in their entirety, and not locatable by the time of closing, the $25,000.00 price allocated to Shop Tools and Equipment will be adjusted by deducting 53% of the dollar amount shown for such missing item(s) in the "Cost New" column on Exhibits "B-1" and "B-2."

         3.       Real Property and Improvements:      Purchaser will pay to
         Mulcocks the sum of $212,000.00 for the real property and building constituting C.J.'s current business location in Artesia, New Mexico, as more specifically described on Exhibit D attached hereto. Mulcocks will deliver title to said real property free and clear of all liens and encumbrances, and will deliver to Purchaser an owner's policy of title insurance.

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         4. Deere  Parts:  Following  an  inventory  by Sellers  and  Purchaser,
         Purchaser will purchase all of Sellers' John Deere Company parts at a price equal to 90% of the invoice price for all John Deere parts that are returnable to John Deere Company, and those which have had sales since July 1, 1995, and 40% of the invoice price for all John Deere Company parts that are not returnable to John Deere Company and which have not had sales since July 1, 1995.

         5. Other Parts: Following an inventory by Sellers and Purchaser, Purchaser will purchase all of Sellers' parts supplied by parties other than John Deere Company at a price equal to 80% of the invoice price for all parts which have had sales since July 1, 1995, and 30% of the invoice price for all parts which have not had sales since July 1, 1995.


         6. Rolling Stock and Vehicles: Following an appraisal by an independent third-party appraiser selected by Sellers and Purchaser of each of the vehicles and/or items of rolling stock listed on Exhibit "C", Sellers shall have the option of (a) selling any vehicle and/or item of rolling stock to Purchaser at the appraised value, or (b) retaining such vehicle or item of rolling stock.

         Notwithstanding the foregoing, the parties have previously entered into an agreement with respect to the purchase price for item No. 7 on Exhibit "C", being a shop made cotton picker trailer, NM145659. Purchaser shall pay Sellers the amount of $6,500.00 for this item, and the same will not be subject to the appraisal procedure hereinabove. Similarly, Item Nos. 1, 2 and 3 as shown on the attached Exhibit "C" shall be retained by Sellers, and shall not be subject to the terms and provisions of this agreement.

         7. Allied Equipment: Purchaser shall purchase from Sellers all new equipment supplied by parties other than John Deere Company or its affiliates for an amount equal to 90% of the invoice price, plus 90% of the cost of delivery, freight, and set-up, subject to inspection by Purchaser and Sellers for completeness of the equipment.

         8. Used Equipment Subject to Deere Floor Plan: Following an appraisal by an independent third-party appraiser selected by Sellers and Purchaser, and an inspection to determine completeness of each item of used equipment subject to John Deere Company floor plan financing. Purchaser shall pay to Sellers an amount equal to the difference between one-half the appraised retail value of said used equipment and the amount of the floor plan financing due and owing to John Deere Company. Purchaser shall then assume all indebtedness owed to John Deere Company, with the exception that Sellers shall be liable to John Deere Company for the difference between the appraised retail value and the amount owed on the John Deere Company floor plan for any item of used equipment with an appraised retail value which is less than the amount of the John Deere Company floor plan financing amount due and owing. All used equipment owned by Sellers which is not subject to John Deere Company floor plan financing shall be retained by Sellers. Purchaser agrees to allow Sellers to place such used equipment on the lot or in the yard at the current place of business of C.J.'s Equipment in Artesia, New Mexico, and Purchaser will further allow Sellers the use of such premises in order to sell the used equipment to be retained by Sellers. Sellers agree that all such used equipment will be removed from the current location of C.J.'s Equipment in Artesia, New Mexico, on or before January 1, 1998.

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         9. Work in  Progress:  Purchaser  shall pay to Sellers  the full retail value of all labor for customer and warranty work which is in progress as of the closing date of this agreement. Said payment shall be based upon actual work orders and parts tickets, provided such parts tickets are current and based upon "Service Pricing Guide" values provided by John Deere Company. In calculating the amount to be paid by Purchaser to Sellers for work in progress, parts for warranty work shall be included at the net dealer cost plus 10%. Parts for customer ordered work in progress (non-warranty) will be calculated at full retail value.

         10. Equipment on Order: Purchaser shall pay to Sellers an amount equal to 4% of the invoice price for all items of new equipment ordered from John Deere Company by Sellers after April 2, 1997, but which is not delivered until after the closing date of this agreement.

         11. Assets and Accounts Retained: Sellers shall retain all of its accounts receivable and shall be liable for all accounts payable as of the date of closing. Sellers will retain all interest in its volume discount for all orders for new John Deer Equipment placed with John Deer on or before April 2, 1997, notwithstanding the actual delivery and/or settlement date of such equipment. With respect to orders placed with John Deer subsequent to April 2, 1997, Sellers will retain the full amount of the volume discount attributable to orders where deliver and/or settlement occurs prior to the date of closing. Sellers will retain all interest in its dealer reserve account pursuant to its agreements with John Deer, and Sellers will reserve all of it's "dealer compensation" previously generated by its retail financing.

                                      III.

         Upon the determination of the purchase price as provided hereinabove (with the exception of the real property owned by Mulcocks), Purchaser shall pay Sellers said total purchase price by certified check payable to the order of C.J.'s at the time of closing. With respect to the real property to be acquired by Purchaser from Mulcocks, the closing of that transaction shall occur immediately after the closing of the acquisition by Purchaser of the other assets as contemplated herein. The $212,000.00 purchase price for the real property and improvements to be sold to Purchasers by Mulcocks will be subject to adjustments as provided for herein, and Purchaser shall remit the total purchase price by certified check payable to the order of Mulcocks.

                                       IV.

         Sellers warrant and represent that all of the items of property listed on the Exhibits "A", "B" and "C" attached hereto are located at the premises and Sellers will not remove any of such property from such locations, except as may be required in ordinary course of trade or business up to the date of closing, and further excepting personal items of Sellers not listed on said exhibits, which Sellers may remove at any time.

                                       V.

         Purchaser waives compliance with the Bulk Sales Act. It shall publish notice of the sale and purchase under the provisions of the Uniform Commercial Code.

                                       VI.


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         The closing of this  transaction  shall take place at Sellers'  current place of business in Artesia, New Mexico, on or before July 11, 1997. At the time of closing, CJ's shall execute and deliver to Purchaser the appropriate bills of sale, vehicle titles, transfers or other evidence of title relative to the items of personal property described on Exhibits "A", "B" and "C". At a
separate   closing,   Mulcocks  shall  execute  and  deliver  to  Purchaser  the appropriate deed to the real property and improvements described on Exhibit "D", together with an owner's policy of title insurance in the amount of the purchase price, and evidence of an environmental assessment relative to the real property. At each closing, Purchaser shall pay to CJ's and Mulcocks, as provided for herein, the full purchase price for the assets and property conveyed. At the time of closing, Sellers shall deliver to Purchaser's possession of all property and assets covered by this agreement. Notwithstanding the foregoing, Purchaser agrees that Mr. Charles Mulcock and Ms. Peggy Scott shall retain possession of Ms. Scott's office at the Artesia, New Mexico, location of C.J.'s Equipment for a period not to exceed 60 days after the date of closing. Mr. Mulcock and Ms. Scott shall have exclusive right to possession of Ms. Scott's office for said 60 day period, with unrestricted access to said office at all times.

                                      VII.

         Seller represent insofar as known to sellers:

                  (a) That the financial statements, tax returns, balance sheets and other financial information made available for inspection by Purchaser fairly presents the financial position of C.
         J.'s Equipment, Inc. at the dates and for the periods provided.

                  (b) That there are no liabilities or obligations accrued, absolute, contingent, or otherwise, that have arisen or relate to any matter not detailed in such financial data insofar as is known to Sellers.

                  (c) Since April 2, 1997, there has not been any material adverse change in the financial condition, operation, sales or net income of C.J.'s Equipment, Inc., nor has there been any loss, damage or destruction to properties or assets, tangible and intangible, to the company.

                  (d) Since April 2, 1997, there has not been any claim, litigation, event or condition of any character that materially adversely affects the assets covered by this agreement.

                  (e) Since April 2, 1997, there has not been any disposition (except in the ordinary course of business) or agreement to sell, transfer or dispose of property, except as contemplated in this agreement.

                  (f) To the best of Sellers' knowledge, there are no unpaid taxes (save and except that portion of current ad valorem taxes) that are or could become a lien on the property or assets to be conveyed to Purchaser. Notwithstanding the foregoing, it is understood that CJ's has not filed its 1996 corporate income tax return, having obtained an extension.

         All of the foregoing representations, warranties and provisions of this agreement shall survive the closing and shall be true as of the date of closing.

                                      VIII.

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         Sellers will obtain, if available, an affidavit or certificate from the
Taxation and Revenue Department of "No Sales Tax Due" and an affidavit or certificate from the New Mexico Department of Labor showing "No Employment Tax Due."

                                       IX.

         With respect to the real property, ad valorem property taxes shall be prorated to the date of closing upon the amount of the 1996 taxes. Utility meters shall be read on the morning of the closing prior to the closing. Insurance premiums or insurance policies which may be transferred to the Purchaser shall be prorated to the date of closing.

                                       X.

         All prepaid expenses shall be prorated to the date of closing. Purchaser shall assume all expenses accruing from the date of the closing, and Purchaser will reimburse Sellers for the cost of 1997 John Deere technical/mechanical training previously paid by Sellers.


                                       XI.


         Sellers make the following representations, which will survive the closing.

                  (a) Sellers are the owners of and have good and marketable title to the business and property referred to herein, free of all debts, liens, security interest and encumbrances, except the debts to creditors previously disclosed to Purchaser and debts of public record.

                  (b) Sellers have entered into no contract relating to the business and property referred to except as previously disclosed.

                  (c) No judgments, liens, actions or proceedings are pending or threatened against said Sellers.

                  (d) Sellers have to their knowledge complied with all laws, rules and regulations relating to the property.

                  (e) Sellers have paid in full, or will arrange for the payment in full at the time required by law, all state and federal employee income tax withholding, federal social security tax, withholding, employment taxes, unemployment insurance, sales and use taxes, business or license fees, and all other business related or governmental charges.

                                      XII.

         Sellers will continue to conduct business up to date of the closing provided herein in the normal and regular manner and will not enter into any contract except as may be required in the regular course of business.


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                                      XIII.

         Sellers will assume all risk of loss due to fire or other casualty up to the time of closing. If any loss occurs before the closing date, either party may terminate this agreement by giving written notice hereof to the other party. Upon such termination, neither party shall have any liability hereunder.

                                      XIV.

         If either party defaults in their performance of this agreement, this agreement may be enforced by suit in specific performance. The defaulting party shall pay the attorney's fees incurred by the other party.
Purchaser, by defaulting waives its right to specific performance hereof.

                                       XV.

         Seller and Purchaser each represent to the other that no broker was involved in this transaction.

                                      XVI.

         This agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This agreement shall be governed by New Mexico law.

                                      XVII.

         No delay or failure by either party to exercise any right under this agreement and no partial or single exercise of that right shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

                                     XVIII.

         All notices hereunder shall be in writing and personally delivered or mailed by certified mail, postage prepaid, return receipt requested, addressed to the parties at the address set out under the name of each party.

                                      XIX.

         Sellers agree to transfer to its employee experience rating, if transferable, to Purchaser, without liability on its part.

         EXECUTED this _______day of ______________, 1997.

SELLERS:                                      PURCHASER:

C.J.'s Equipment,                             New Mexico Implement Company, Inc.

By:______________________                     By ___________________________
         Charles Mulcock                             Paul Condit
         President                                   President

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---------------------------
         Charles Mulcock
         Individually



---------------------------
         Marcetta C. Mulcock
         Individually

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